Exhibit 99.1

Kellogg Company News

For release:	January 31, 2006
Analyst /Media
Contact:	Simon D. Burton, CFA (269) 961-6636

Kellogg Reports Double-Digit EPS Growth and Raises Guidance
     BATTLE CREEK, Mich. — Kellogg Company (NYSE: K) today reported stronger than expected fourth quarter and full-year earnings. Annual earnings per share of $2.36 represent the Company’s fourth consecutive year of double-digit earnings growth. As a result, the Company also raised its forecast for earnings in 2006 to a range between $2.43 and $2.48, including an estimated impact of $0.09 per share from the expensing of stock options pursuant to the adoption of SFAS No. 123(R).
     Reported net earnings for the full year 2005 were $980.4 million, or a 10% increase from last year’s $890.6 million. Earnings were $2.36 per diluted share, an increase of 10% from $2.14 per share in 2004. Reported net earnings in the fourth quarter of 2005 were $192.4 million, or $0.47 per diluted share, compared to $186.4 million, or $0.45 per share in the fourth quarter of 2004. This increase was achieved despite there being one less shipping week in 2005 and the expected significant investment in future growth; the one less week lowered full-year sales growth by 1.1% and earnings by $0.05 per share. Excluding the effect of the 53rd week, earnings per share in the fourth quarter increased by approximately 16 percent. Significant tax planning initiatives also added to earnings per share.
     “In 2005, our Company posted the strongest performance since we implemented our focused strategy,” said Jim Jenness, Kellogg’s chairman and chief executive officer. “This was our fourth consecutive year of greater than targeted sales growth, double-digit earnings per share growth, and improvement in return on invested capital.”
     Reported net sales in 2005 increased by 6% to $10.2 billion; fourth quarter sales were approximately unchanged at $2.4 billion even though 2005 included one less shipping week. Internal net sales growth, which excludes the effect of foreign-currency translation and differences in the number of shipping days, was 6% for the full year and 6% in the fourth quarter.
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     Kellogg North America reported net sales growth of 7% in 2005, and 2% in the fourth quarter, also affected by last year’s extra week. Internal sales growth was an outstanding 8% in 2005, which built on strong growth of 5% in 2004; internal sales growth in the fourth quarter was also 8 percent. The Company reported its sixth consecutive year of U.S. ready-to-eat cereal category share gains which resulted in North America Retail Cereal posting strong internal sales growth of 8% in 2005. North America Retail Cereal internal sales also increased by 8% in the fourth quarter. North America Retail Snacks posted internal sales growth of 7% in 2005, which built on excellent 8% growth in 2004. In the fourth quarter, Retail Snacks posted 8% internal growth which built on 10% growth in the fourth quarter of last year. The Frozen and Specialty Channels businesses posted internal growth of 8% for the full year and for the fourth quarter. The Eggo business’ full-year internal sales increased at a double-digit rate for the second consecutive year and the Specialty Channels businesses posted high single-digit internal sales growth.
     Kellogg International reported net sales growth of 4% in 2005, and a sales decrease of 4% in the fourth quarter. Internal sales growth was 4% for the full year, even after 5% growth in 2004. Internal sales growth in the fourth quarter was 3 percent. Outside the U.S., the Company increased its ready-to-eat cereal category share in nine of its ten largest businesses. Internal sales growth in Latin America was 11% in 2005, building on 11% growth last year. Internal growth in the fourth quarter was 14 percent. Full-year and fourth quarter growth was driven by increased cereal sales in the Mexican market and strong growth elsewhere in the region. In a difficult operating environment, our European business posted internal sales growth of 2% for the full year, which built on 4% growth in 2004. Europe posted 2% internal sales growth in the fourth quarter as the result of innovation and effective brand-building programs. In the U.K., the region’s largest business, sales of both cereal and snacks increased at a low single-digit rate in the fourth quarter. The Asia Pacific business posted internal sales growth of 1% for the full year. Internal sales declined by 7% in the fourth quarter, due in part to double-digit growth rate comparisons in Australia in the fourth quarter of last year and a difficult competitive environment.
     Gross margin for the full year of 2005 was maintained at 44.9 percent. The performance in 2005 was primarily due to uncontrollable, weather-related increases in fuel and energy costs and a $12 million
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charge for the conclusion of a collective bargaining agreement in the fourth quarter; these factors reduced full-year gross margin by 70 basis points. In addition, increased up-front costs reduced gross margin by an additional 45 basis points. Gross margin for the fourth quarter declined by 130 basis points due to the headwinds having a proportionately greater effect. The Company expects its gross profit margin to expand in 2006 as the result of price increases taken in 2005 and pay-back from prior investment.
     Operating profit increased by 4% in 2005 to $1.8 billion after increasing by 9% last year. Operating profit decreased by 6% to $344 million during the fourth quarter. Internal operating profit increased by 5% for the full year and by 4% for the fourth quarter. Operating profit growth in the fourth quarter met expectations and included increased investment in brand building and innovation.
     In 2005, cash flow, defined as cash from operating activities less capital expenditures, was $769 million, including contributions to benefit plans of approximately $400 million, $300 million of which was contributed during the fourth quarter. The Company repurchased $664 million of its stock in 2005; for the year, the Company’s debt level remained essentially unchanged.
Kellogg Increases 2006 Outlook
     As a result of the Company’s strong performance in 2005, Kellogg raised its expectations for full-year 2006. The Company now expects earnings per share to fall within a range of $2.43-2.48; this includes the $0.09 impact of an accounting change which requires the expensing of stock-based compensation. The Company raised its earnings guidance despite continued expectations that, like the rest of the industry, it will face significantly higher fuel, energy, and benefit costs. The Company also anticipates that it will increase its investment in brand-building programs at a rate greater than sales growth in 2006 and that it will execute additional cost-saving initiatives; Kellogg anticipates that these up-front costs will total approximately $90 million for the full year.
     Mr. Jenness concluded, “The excellent results that the Company has achieved over the last four years are a testament to the longevity of our strategy and operating principles and our executional capabilities. Our focus and realistic targets allow us to make the right decisions for the
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long-term and make significant investments in brand building and innovation, which we recognize are the drivers of industry growth. We remain very confident regarding our excellent program of new products and programs planned for next year. It is this, our current momentum, and the dedication of all our employees, that will lead to another year of excellent results in 2006.”
About Kellogg Company
     With 2005 sales in excess of $10 billion, Kellogg Company is the world’s leading producer of cereal and a leading producer of convenience foods, including cookies, crackers, toaster pastries, cereal bars, frozen waffles, and meat alternatives. The Company’s brands include Kellogg’s, Keebler, Pop-Tarts, Eggo, Cheez-It, Club, Nutri-Grain, Rice Krispies, All-Bran, Special K, Mini-Wheats, Chips Deluxe, Sandies, Morningstar Farms, Famous Amos, and Kashi. Kellogg products are manufactured in 17 countries and marketed in more than 180 countries around the world. For more information, visit Kellogg’s web site at http://www.kelloggcompany.com.
Forward-Looking Statements Disclosure
     This news release contains forward-looking statements related to business performance, earnings, gross profit margin, costs, brand building, and cost-saving initiatives. Actual performance may differ materially from these statements due to factors related to competitive conditions and their impact; the effectiveness of advertising, pricing and promotional spending; the success of productivity improvements and business transitions; the success of innovation and new product introductions; the recoverability of the carrying value of goodwill and other intangibles; the availability of and interest rates on short-term financing; commodity and energy prices and labor costs; actual market performance of benefit plan trust investments; the levels of spending on systems initiatives, properties, business opportunities, integration of acquired businesses; changes in consumer behavior and preferences; U.S. and foreign economic factors such as interest rates, statutory tax rates, and foreign currency conversions or unavailability; legal and regulatory factors; business disruption or other losses from terrorist acts or political unrest; and other factors.
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Kellogg Company and Subsidiaries
CONSOLIDATED STATEMENT OF EARNINGS
(millions, except per share data)

	Quarter ended		Year ended
	December 31,	January 1,	December 31,	January 1,
(Quarterly results and 2005 annual results are unaudited)	2005	2005	2005	2005

Net sales	$2,394.3	$2,390.8	$10,177.2	$9,613.9

Cost of goods sold	1,349.2	1,317.0	5,611.6	5,298.7
Selling and administrative expense	700.8	708.1	2,815.3	2,634.1

Operating profit	344.3	365.7	1,750.3	1,681.1

Interest expense	67.2	78.1	300.3	308.6
Other income (expense), net	(5.7)	3.2	(24.9)	(6.6)

Earnings before income taxes	271.4	290.8	1,425.1	1,365.9
Income taxes	79.0	104.4	444.7	475.3

Net earnings	$192.4	$186.4	$980.4	$890.6

Net earnings per share:
Basic	$.47	$.45	$2.38	$2.16
Diluted	$.47	$.45	$2.36	$2.14

Dividends per share	$.2775	$.2525	$1.06	$1.01

Average shares outstanding:
Basic	409.7	413.2	412.0	412.0

Diluted	412.7	417.7	415.6	416.4

Actual shares outstanding at period end			405.3	413.0

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Kellogg Company and Subsidiaries
SELECTED OPERATING SEGMENT DATA
(millions)

	Quarter ended		Year ended
	December 31,	January 1,	December 31,	January 1,
(Quarterly results and 2005 annual results are unaudited)	2005	2005	2005	2005

Net sales
North America	$1,631.6	$1,593.2	$6,807.8	$6,369.3
Europe	443.0	489.6	2,013.6	2,007.3
Latin America	202.2	170.9	822.2	718.0
Asia Pacific (a)	117.5	137.1	533.6	519.3

Consolidated	$2,394.3	$2,390.8	$10,177.2	$9,613.9

Segment operating profit
North America	$271.6	$334.0	$1,251.5	$1,240.4
Europe	56.3	16.8	330.7	292.3
Latin America	42.6	34.9	202.8	185.4
Asia Pacific (a)	13.0	17.3	86.0	79.5
Corporate	(39.2)	(37.3)	(120.7)	(116.5)

Consolidated	$344.3	$365.7	$1,750.3	$1,681.1

(a)	Includes Australia and Asia.
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Kellogg Company and Subsidiaries
CONSOLIDATED STATEMENT OF CASH FLOWS
(millions)

	Year ended
	December 31,	January 1,
(2005 results are unaudited)	2005	2005

Operating activities
Net earnings	$980.4	$890.6
Adjustments to reconcile net earnings to operating cash flows:
Depreciation and amortization	391.8	410.0
Deferred income taxes	(59.2)	57.7
Other (a)	199.3	104.5
Postretirement benefit plan contributions	(397.3)	(204.0)
Changes in operating assets and liabilities	28.3	(29.8)

Net cash provided by operating activities	1,143.3	1,229.0

Investing activities
Additions to properties	(374.2)	(278.6)
Acquisitions of businesses	(50.4)	—
Other	9.6	8.2

Net cash used in investing activities	(415.0)	(270.4)

Financing activities
Net issuances (reductions) of notes payable	360.5	388.9
Issuances of long-term debt	647.3	7.0
Reductions of long-term debt	(1,041.3)	(682.2)
Net issuances of common stock	221.7	291.8
Common stock repurchases	(664.2)	(297.5)
Cash dividends	(435.2)	(417.6)
Other	5.9	(6.7)

Net cash used in financing activities	(905.3)	(716.3)

Effect of exchange rate changes on cash	(21.3)	33.9

Increase (decrease) in cash and cash equivalents	(198.3)	276.2
Cash and cash equivalents at beginning of period	417.4	141.2

Cash and cash equivalents at end of period	$219.1	$417.4

Supplemental Financial Data:

Cash Flow (operating cash flow less property additions)*	$769.1	$950.4

(a)	Consists principally of non-cash expense accruals for employee benefit obligations.

*	We use this non-GAAP measure of cash flow to focus management and investors on the amount of cash available for debt reduction, dividend distributions, acquisition opportunities, and share repurchase.
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Kellogg Company and Subsidiaries
CONSOLIDATED BALANCE SHEET

		January 1,
	December 31,	2005
(millions, except per share data) (2005 results are unaudited)	2005	*

Current assets
Cash and cash equivalents	$219.1	$417.4
Accounts receivable, net	879.1	776.4
Inventories:
Raw materials and supplies	188.6	188.0
Finished goods and materials in process	528.4	493.0
Other current assets	381.3	247.0

Total current assets	2,196.5	2,121.8
Property, net of accumulated depreciation of $3,815.6 and $3,778.8	2,648.4	2,715.1
Goodwill	3,455.3	3,445.5
Other intangibles, net of accumulated amortization of $47.6 and $46.1	1,438.2	1,442.2
Other assets	836.1	837.3

Total assets	$10,574.5	$10,561.9

Current liabilities
Current maturities of long-term debt	$83.6	$278.6
Notes payable	1,111.1	750.6
Accounts payable	883.3	726.3
Accrued advertising and promotion	320.9	322.0
Other current liabilities	763.9	768.5

Total current liabilities	3,162.8	2,846.0

Long-term debt	3,702.6	3,892.6
Deferred income taxes	945.7	959.1
Pension benefits	198.5	181.1
Nonpension postretirement benefits	74.5	269.7
Other liabilities	206.7	156.2

Shareholders’ equity
Common stock, $.25 par value	104.6	103.8
Capital in excess of par value	58.9	—
Retained earnings	3,266.1	2,701.3
Treasury stock, at cost	(569.8)	(108.0)
Accumulated other comprehensive income (loss)	(576.1)	(439.9)

Total shareholders’ equity	2,283.7	2,257.2

Total liabilities and shareholders’ equity	$10,574.5	$10,561.9

*	Condensed from audited financial statements.
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